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                                                                     Exhibit 8.1












                             CRAVATH, SWAINE & MOORE
                                825 Eighth Avenue
                               New York, NY 10019







                                                                  March 9, 2000


                            Lucent Technologies Inc.
                           Medium-Term Notes, Series A


Ladies and Gentlemen:

                  We have acted as special United States tax counsel to Lucent Technologies Inc., a Delaware corporation ("Lucent"), in connection with the issuance by Lucent of Medium-Term Notes, Series A, and the preparation of the section of a Prospectus Supplement dated the date hereof ("Prospectus Supplement") entitled "United States Taxation".

                  In that connection, we have examined the Prospectus Supplement, the Prospectus dated March 9, 2000, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

                  Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the statements under the section of the Prospectus Supplement entitled "United States Taxation" accurately describe the material United States Federal and estate tax consequences to holders of the Notes.

                  Our opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the issuance, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other


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tax consequences to prospective investors of acquiring,
holding and disposing of the Notes.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Form 8-K and to the references to this opinion therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is being provided solely for the benefit of Lucent so that Lucent may comply with its obligations under the Federal securities laws. The filing of this opinion as an exhibit to the Form 8-K and the references to such opinion and our Firm therein are not intended to create liability under applicable state law to any person other than Lucent, our client.

                                                       Very truly yours,


                                                 /s/ Cravath, Swaine & Moore
                                                 ---------------------------
                                                     Cravath, Swaine & Moore

Lucent Technologies Inc.
      600 Mountain Avenue
            Murray Hill, NJ  07974